Exhibit 99.1

Press Release

Contact:	Matthew M. Partridge Senior Vice President, Chief Financial Officer & Treasurer (386) 944-5643 mpartridge@alpinereit.com

FOR IMMEDIATE RELEASE	ALPINE INCOME PROPERTY TRUST, INC. UPSIZES EXISTING CREDIT FACILITY TO $150 MILLION

DAYTONA BEACH, FL, October 19, 2020 – Alpine Income Property Trust, Inc. (NYSE: PINE) (the “Company” or “PINE”) announced that it has successfully amended and increased the total capacity of its unsecured revolving credit facility (the “Credit Facility”) from $100 million to $150 million.  The Credit Facility also includes an accordion option that allows the Company to request additional lender commitments up to a total of $200 million.

“We are pleased to announce the successful increase of our credit facility through the addition of The Huntington National Bank and Truist Bank, which reflects the continued support of our investment strategy and future growth,” commented John P. Albright, President and Chief Executive Officer for Alpine Income Property Trust. “The upsizing of our facility provides us with additional capacity and flexibility for our ongoing working capital needs and future acquisition opportunities.”

The Credit Facility matures in November 2023, with an option to extend the maturity date to November 2024, and is jointly led by BMO Capital Markets Corp. and Raymond James Bank, N.A.  The Huntington National Bank and Truist Bank are also participants in the Credit Facility.

About Alpine Income Property Trust, Inc.

Alpine Income Property Trust, Inc. (NYSE: PINE) is a publicly traded real estate investment trust that acquires, owns and operates a portfolio of high-quality single-tenant net leased commercial income properties.

We encourage you to review our most recent investor presentation which is available on our website at http://www.alpinereit.com.

Safe Harbor

This press release may contain “forward-looking statements.” Forward-looking statements include statements that may be identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the Company’s current expectations and assumptions regarding capital market conditions, the Company’s business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, the Company’s actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include general business and economic conditions, continued volatility and uncertainty in the credit markets and broader financial markets, risks inherent in the real estate business, including tenant defaults, potential liability relating to environmental matters, illiquidity of real estate investments and potential damages from natural disasters, the impact of the COVID-19 Pandemic on the Company’s business and the business of its tenants and the impact on the U.S. economy and market conditions generally,  other factors affecting the Company’s business or the business of its tenants that are beyond the control of the Company or its tenants, and the factors set forth under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. Any forward-looking statement made in this press release speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.